Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity U.S. Bond Index Fund, Spartan Extended Market Index Fund, Spartan International Index Fund, Spartan Total Market Index Fund, and Spartan U.S. Equity Index Fund of our reports dated April 7, 2003 on the financial statements and financial highlights included in the February 28, 2003 Annual Reports to Shareholders of the above referenced funds..

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2003